Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2020 (except for Note 18 as to which the date is November 20, 2020), with respect to the consolidated financial statements of Mid-Con Energy Partners, LP for the year ended December 31, 2019 contained in the Registration Statement on Form S-4 dated November 20, 2020 of Contango Oil & Gas Company, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Contango Oil & Gas Company, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 24, 2020